[GRAPHIC OMITTED][WHITING PETROLEUM LOGO]

Mile High Center
1700 Broadway, Suite 2300
Denver, CO 80290-2300
T/ 303.837.1661
F/ 303.861.4023

NEWS RELEASE

Company contacts:	Patricia J. Miller, Vice President and Corporate Secretary
303.837.1661 or patm@whiting.com
Heather Duncan, Director of Investor Relations
303.837.1661 or heatherd@whiting.com

Whiting Petroleum Corporation to Refinance Existing Debt With Private Placement of
$150 Million Aggregate Principal Amount of Senior Subordinated Notes

DENVER – April 23, 2004 – (PR Newswire) – Whiting Petroleum Corporation (NYSE: WLL) today announced that it intends to sell up to $150 million aggregate principal amount of its senior subordinated notes due 2012 in a private placement. Whiting will use the net proceeds from the sale of the notes to refinance debt currently outstanding under the credit agreement of its wholly-owned subsidiary, Whiting Oil and Gas Corporation.

The notes will be unsecured indebtedness guaranteed on a senior subordinated basis by certain of Whiting’s subsidiaries. The notes will be sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The notes will not be registered under the Securities Act and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Whiting Petroleum Corporation

Whiting Petroleum Corporation is a growing energy company headquartered in Denver, Colorado. Whiting Petroleum Corporation is a holding company for Whiting Oil and Gas Corporation. Whiting Oil and Gas Corporation is engaged in oil and natural gas acquisition, exploitation, exploration and production activities primarily in the Gulf Coast/Permian Basin, Rocky Mountains, Michigan and Mid-Continent regions of the United States. In a September 2003 study by Oil & Gas Journal, Whiting, based on total assets, would be listed as the 54th largest exploration and production company with operations in the U.S. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit http://www.whiting.com .

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